ARTICLES OF INCORPORATION
                                OF
                      CALNEVA CAPITAL CORP.

     KNOW ALL MEN BY THESE PRESENTS: That the undersigned incorporator, being a natural person of the age of eighteen years or more, and acting as incorporator of this corporation under the Colorado Business Corporation Act, does hereby adopt these Articles of Incorporation:

                            ARTICLE I
                              NAME

     The name of the Corporation shall be: CALNEVA CAPITAL CORP.

                            ARTICLE II
                     PRINCIPAL STREET ADDRESS

     The principal street address of the Corporation shall be: 16178 East Prentice Place, Aurora, Colorado 80015.

                           ARTICLE III
                        PERIOD OF DURATION

     The Corporation shall exist in perpetuity, from and after the date of filing these Articles of Incorporation with the Secretary of State of the State of Colorado unless dissolved according to law.

                            ARTICLE IV
                          CAPITAL STOCK

     The aggregate number of shares which this Corporation shall have authority to issue is One Hundred Million (100,000,000) shares of no par value each, which shares shall be designated "Common Stock"; and Five Million (5,000,000) shares of no par value each, which shares shall be designated "Preferred Stock" and which may be issued in one or more series at the discretion of the Board of Directors. In establishing a series the Board of Directors shall give to it a distinctive designation so as to distinguish it from the shares of all other series and classes, shall fix the number of shares in such series, and the preferences, rights and restrictions thereof. All shares of any one series shall be alike in every particular except as otherwise provided by these Articles of Incorporation or the Colorado Corpora-tion Code.

     1. Dividends. Dividends in cash, property or shares shall be paid upon the Preferred Stock for any year on a cumulative or noncumulative basis as determined by a resolution of the Board of Directors prior to the issuance of such Preferred Stock, to the extent earned surplus for each such year is available, in an amount as determined by a resolution of the Board of Directors. Such Preferred Stock dividends shall be paid pro rata to holders of Preferred Stock in any amount not less than nor more than the rate as determined by a resolution of the Board of Directors prior to the issuance of such Preferred Stock. No other dividend shall be paid on the Preferred Stock.

     Dividends in cash, property or shares of the Corporation may be paid upon the Common Stock, as and when declared by the Board of Directors, out of funds of the Corporation to the extent and in the manner permitted by law, except that no Common Stock dividend shall be paid for any year unless the holders of Preferred Stock, if any, shall receive the maximum allowable Preferred Stock dividend for such year.

     2. Distribution in Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, and after paying or adequately providing for the payment of all its obligations, the remainder of the assets of the Corporation shall be distributed, either in cash or in kind, first pro rata to the holders of the Preferred Stock until an amount to be determined by a resolution of the Board of Directors prior to issuance of such Preferred Stock, has been distributed per share, and, then, the remainder pro rata to the holders of the Common Stock.

     3. Redemption. The Preferred Stock may be redeemed in whole or in part as determined by a resolution of the Board of Directors prior to the issuance of such Preferred Stock, upon prior notice to the holders of record of the Preferred Stock, published, mailed and given in such manner and form and on such other terms and conditions as may be prescribed by the Bylaws or by resolution of the Board of Directors, by payment in cash or Common Stock for each share of the Preferred Stock to be redeemed, as determined by a resolution of the Board of Directors prior to the issuance of such Preferred Stock. Common Stock used to redeem Preferred Stock shall be valued as determined by a resolution of the Board of Directors prior to the issuance of such Preferred Stock. Any rights to or arising from fractional shares shall be treated as rights to or arising from one share. No such purchase or retirement shall be made if the capital of the Corporation would be impaired thereby.

     If less than all the outstanding shares are to be redeemed, such redemption may be made by lot or pro rata as may be prescribed by resolution of the Board of Directors; provided, however, that the Board of Directors may alternatively invite from shareholders offers to the Corporation of Preferred Stock at less than an amount to be determined by a resolution of the Board of Directors prior to issuance of such Preferred Stock, and when such offers are invited, the Board of Directors shall then be required to buy at the lowest price or prices offered, up to the amount to be purchased.

     From and after the date fixed in any such notice as the date of redemption (unless default shall be made by the Corporation in the payment of the redemption price), all dividends on the Preferred Stock thereby called for redemption shall cease to accrue and all rights of the holders thereof as stockholders of the Corporation, except the right to receive the redemption price, shall cease and terminate.

     Any purchase by the Corporation of the shares of its Preferred Stock shall not be made at prices in excess of said redemption price.

     4.   Voting Rights; Cumulative Voting.  Each outstanding share of
Common Stock shall be entitled to one vote and each fractional share of Common Stock shall be entitled to a corresponding fractional vote on each matter submitted to a vote of shareholders. A majority of the shares of Common Stock entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders. Except as otherwise provided by these Articles of Incorporation or the Colorado Corporation Code, if a quorum is present, the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the subject matter shall be the act of the shareholders. When, with respect to any action to be taken by shareholders of this Corpora-tion, the laws of Colorado require the vote or concurrence of the holders of two-thirds of the outstanding shares, of the shares entitled to vote thereon, or of any class or series, such action may be taken by the vote or concurrence of a majority of such shares or class or series thereof. Cumulative voting shall not be allowed in the election of directors of this Corporation.

     Shares of Preferred Stock shall only be entitled to such vote as is determined by the Board of Directors prior to the issuance of such stock, except as required by law, in which case each share of Preferred Stock shall be entitled to one vote.

     5. Preemptive Rights. The holders of shares of common stock of the Corporation shall be entitled to and shall have preemptive rights or preferential rights to subscribe to any additional unissued stock or any other securities which the Corporation may offer as now or hereafter may be authorized for issuance. The Board of Directors, however, may issue stock options to directors, officers, or employees in accordance with applicable law, without first offering such options or the underlying shares to stock-holders of the Corporation; and no stockholder shall have any preemptive right in, or preemptive right to subscribe to, any such options or the underling shares issued pursuant to such options.

     6. Conversion Rights. Holders of shares of Preferred Stock may be granted the right to convert such Preferred Stock to Common Stock of the Cor-poration on such terms as may be determined by the Board of Directors prior to issuance of such Preferred Stock.

                            ARTICLE V
                         INDEMNIFICATION

     The Corporation may indemnify any director, officer, employee, fiduciary, or agent of the Corporation to the full extent permitted by the Colorado Business Corporation Act as in effect at the time of the conduct by such person.

                            ARTICLE VI
                            AMENDMENTS

     The Corporation reserves the right to amend its Articles of Incorporation from time to time in accordance with the Colorado Business Corporation Act.

                           ARTICLE VII
                        ADOPTION OF BYLAWS

     The initial Bylaws of the Corporation shall be adopted by its board of directors. The Bylaws may contain any provisions for the regulation and management of the affairs of the Corporation not inconsistent with law or these Articles of Incorporation.

                           ARTICLE VIII
                    INITIAL BOARD OF DIRECTORS

     The number of directors of the Corporation shall be fixed by the Bylaws of the Corporation. The initial board of directors of the Corporation shall consist of one (1) director. The name and address of the person who shall serve as director until the first annual meeting of shareholders and until his successor is elected and shall qualify are:

       Timothy J. Brasel        16178 East Prentice Place
                                Aurora, Colorado 80015

                            ARTICLE IX
                    LIMITATION OF LIABILITY OF
            DIRECTORS TO CORPORATIONS AND SHAREHOLDERS

         No director shall be liable to the Corporation or any shareholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director (a) shall be liable under C.R.S.
Section 7-108-403 or any amendment thereto or successor provision thereto; (b) shall have breached the director's duty of loyalty to the Corporation or its shareholders; (c) shall have not acted in good faith or, in failing to act, shall not have acted in good faith; (d) shall have acted or failed to act in a manner involving intentional misconduct or a knowing violation of law; or (e) shall have derived an improper personal benefit. Neither the amendment nor repeal of this Article, nor the adoption of any provision in the Articles of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring prior to such amendment, repeal or adoption of an inconsistent provision. This Article shall apply to the full extent now permitted by Colorado law or as may be permitted in the future by changes or enactments in Colorado law, including without limitation C.R.S. Section 7-102-102 and/or C.R.S. Section 7-103-102.

                            ARTICLE X
              REGISTERED OFFICE AND REGISTERED AGENT

         The address of the initial registered office of the Corporation is 16178 East Prentice Place, Aurora, Colorado 80015, and the name of the initial registered agent at such address is Timothy J. Brasel. Further the regis-tered office or the registered agent may be changed in the manner permitted by law. The undersigned consents to his appointment as registered agent of the Corporation.

Dated: December 5, 1996           /s/ Timothy J. Brasel
                                  Timothy J. Brasel

                            ARTICLE XI
                           INCORPORATOR

         The name and address of the incorporator is Jon D. Sawyer, 600 17th Street, Suite 2700, Denver, Colorado 80202.

Dated: December 5, 1996           /s/ Jon D. Sawyer
                                  Jon D. Sawyer, Incorporator